UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 28, 2017

DIVERSIFIED RESOURCES, INC.
 (Exact name of registrant as specified in its charter)

Nevada	None	98-0687026
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

1789 W. Littleton Blvd.
Littleton, CO 80120
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code:   (303) 797-5417

N/A
(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 1, 2016, the Company acquired 100% of the outstanding shares of DESI, a holding company comprised of three oilfield services companies, for 20,032,710 restricted shares of its common stock having a value of approximately $10,016,356, a promissory note in the principal amount of $2,000,000 and the assumption of DESI's liabilities in the approximate amount of $4,162,900. The note bears interest at 2% a year and was payable in February 2018.  Champion oilfield services, then owned by Michael K. Miller, Jr., was one of the three entities which comprised DESI.

On April 28, 2017 the Company sold Champion to its former owner, Mr. Miller.  In consideration for the return of Champion, Mr. Miller forgave the $2,000,000 note he received when the Company acquired DESI in 2016 and surrendered 3,832,710 shares of the Company's common stock which he also received when the Company acquired Champion in 2016.

As a result of the sale of Champion, the Company's liabilities (including the cancellation of the $2,000,000 note) will be reduced by approximately $2,509,900.

During the year ended October 31, 2016 and the three months ended January 31, 2017 gross revenues and net losses attributable to Champion from oilfield and construction services were approximately $2,479,200 and ($630,200), respectively.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

See Item 1.01 of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 16, 2017

DIVERSIFIED RESOURCES, INC.

By:	/s/ Paul Laird
Paul Laird, Chief Executive Officer